EXHIBIT 99.2

August 6th, 2020
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q2 2020 Earnings Call

Management Commentary
Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s Q2 2020 earnings report. Following this brief introduction is management commentary from GoPro CEO, Nicholas Woodman, and CFO and COO, Brian McGee. I'd like to remind everyone that this commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to the assumption that consumer confidence does not further erode due to the global pandemic. We do not undertake any obligation to update these statements as a result of new information or future events. Information concerning our risk factors is available in our most recent annual report on Form 10-K for the year ended December 31, 2019, which is on file with the Securities and Exchange Commission and in other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss as well as basic and diluted net profit and loss per share in accordance with GAAP and, additionally, on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations. We choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, and which is posted on our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the second quarter 2020. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the GoPro Investor Relations website for your reference. All income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP, unless otherwise noted.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for taking time to read GoPro’s Q2 2020 earnings report in which Brian and I review our recent performance and our shift to a more direct-to-consumer business. Brian will also provide our perspective on the remainder of 2020 and share early thoughts on 2021.

Underlying this commentary is the assumption that consumer confidence does not further erode due to the global pandemic.

We believe our strategic shift to a more direct-to-consumer business with lower operating costs is working. Revenue in Q2 was $134 million, up 12% sequentially, with 44% of revenue coming from gopro.com. For perspective, sales through gopro.com in the second quarter were equal to Q4 2019, which was our highest revenue quarter ever for gopro.com.

Demand consistently improved throughout the quarter, with direct sales growth complemented by a faster-than-expected rebound in sell-through at retail. Estimated sell-through in the quarter was nearly 750,000 cameras, more than 20% above the 600,000 we forecasted on our last earnings call. As a result of this strong sell-through, channel inventory dropped by approximately 25% sequentially.

While COVID-19 continues to negatively impact society, we are seeing consumers’ resilience in learning how to live with the pandemic, be it working remotely or engaging in outdoor activities closer to home.

And GoPro is adapting to the pandemic, both in finding new ways to approach our day-to-day work, as well as developing more versatile ways for consumers to use our products. In early July we launched an update that allows consumers to use HERO8 Black as a 1080p high-definition, wide-angle webcam for immersive video conferencing, instructional classes and more. And soon, we will be launching a dedicated, high-quality live streaming platform for GoPro Plus subscribers. This will add further functionality and value to Plus, expanding the program’s appeal.

Speaking of Plus, our subscriber base continues to grow. At the end of Q2, we had 372,000 paying subscribers, a 5% sequential gain and growth of 57% year-over-year. Importantly, in Q2, we recorded a record number of free-trial starts in the quarter. Then, in June and again in July, we recorded our most ever free-trial starts on a monthly basis. This momentum sets us up well for continued paid subscriber growth and we expect to exit 2020 with between 600,000 to 700,00 paying GoPro Plus subscribers.

Since day one, GoPro has been focused on helping people pursue active lifestyles and our recent expansion into new product categories stays true to that.

In May, we introduced Zeus Mini, a multipurpose, waterproof light – ‘the world’s most versatile light’. While lighting is a complementary component of photo and video capture, Zeus Mini stands on its own as a tremendously versatile and compact lighting solution. Whether using GoPro’s mounting ecosystem to turn it into a headlamp while camping, illuminating hard to reach areas with the included magnetic swiveling clip mount, or using it as a light for video conferencing, Zeus Mini shines.

And last week we launched a new line of branded lifestyle gear, melding GoPro’s signature design and versatility across an exciting, ultra-functional line of bags, backpacks, cases, clothing and lifestyle goods. These new products are available exclusively at gopro.com at very attractive prices to maximize value for consumers. GoPro Plus subscribers save an additional 30% on these new products, helping to further engage subscribers while expanding their lifetime value to GoPro.

I’d like to give a shout out to GoPro’s employees for their remarkable execution during this pandemic. Despite obvious challenges, we’ve been able to improve our efficiency and output in all areas of the business, and we remain on-track with our upcoming product launches that include hardware, software and subscription offerings.

Brian will now provide more detail on our Q2 financial performance, our outlook for the rest of 2020 and early thoughts on 2021.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

My comments will discuss our performance for the second quarter, our outlook for the third quarter and 2020, and some thoughts on full year 2021. In light of current economic conditions and the impacts of COVID-19, I will primarily provide sequential comparisons as year-over-year comparisons are not meaningful.

We saw steadily increasing demand for GoPro products throughout the second quarter resulting in nearly 750,000 units of sell-through, which is more than 20% above our original estimates. While all geographies experienced better than expected sell-through activity in the quarter, gopro.com accelerated and generated 44% of our revenue in the quarter. Consequently, we estimate that channel inventories at the end of the second quarter decreased by approximately 25% sequentially and 45% from year end 2019 to approximately 775,000 units.

The following table shows the second quarter guidance provided during our first quarter earnings call on May 7th compared to our Q2 2020 results.

Quarterly Results and Prior Guidance

	Q2 2020 Results		Q2 2020 Guidance
Revenue	$134	M	$120	M
gopro.com revenue as a % of net revenue	44%		40%
Unit sell-through	~ 750 K		600	K
Channel inventory	~ 775 K		800	K
Sequential reduction of channel inventory	25%		20%
Street ASP	$300		$300
Non-GAAP operating expenses	$69	M	$73 M - $78 M
Cash	$80	M	$100	M

Turning to our second quarter financial performance details, revenue was $134.2 million. Our non-GAAP net loss was $29.7 million, representing a 40% sequential improvement. Operating expenses benefited from a decrease in advertising spend and lower ongoing employee related costs resulting from the restructuring actions taken early in the quarter. GAAP and non-GAAP operating expenses were at their lowest levels since early 2014 at $85.6 million and $69.0 million, respectively, representing year-over-year reductions of 22% and 29%, respectively.

Sales through gopro.com in the second quarter were $59.5 million which, in absolute dollars, was in-line with the fourth quarter of 2019, and as you may recall, our fourth quarter has historically been our seasonally best performing revenue quarter. As a percentage of revenue, gopro.com represented 44% of total revenue, compared to 21% in the first quarter of 2020, and slightly below 10% in the second quarter of 2019. This accelerated shift to a direct-to-consumer business model was also aided by changing consumer shopping habits due to the pandemic. Gopro.com revenue includes all revenue generated from gopro.com including subscription and accessory revenue.

Cameras with suggested retail prices above $300 represented 95% of our revenue in the second quarter, continuing a trend of consumers purchasing our higher-end cameras. Camera units shipped during the quarter totaled 448,000. We worked with our distribution partners to reduce channel inventory in Asia and in Europe. As a result, camera units shipped through distribution were lower in Q2 from historical levels and represented 18% of revenue. The sales of higher-end cameras and accessories along with the increase in paying subscribers resulted in a Street ASP of $300, an 11% year-over-year increase. Street ASP is defined as total reported revenue divided by camera units shipped.

Turning to the balance sheet, we ended the quarter with $80 million in cash and cash equivalents, which includes a $30 million borrowing from our ABL. Our borrowing capacity on the ABL was $59 million as of June 30, 2020. The $45 million sequential decrease in cash and cash equivalents in Q2, was primarily due to the following factors:

•EBITDA loss of $22 million
•Accounts payable and accrued liabilities decrease of $24 million
•Accounts receivables increased by $18 million principally attributable to the timing of shipments in the quarter
•Offset by a decrease in inventory of $30 million

We expect cash to be approximately $130 million at the end of Q3 after repaying the $30 million draw on the ABL.

We ended the quarter with 741 employees, our lowest headcount since Q1 2014.

We believe strong sell-through of cameras will continue in the third quarter and expect sell-through to be up sequentially by 20% to 25% to approximately 900,000 units, or a 5% year-over-year improvement. If we extrapolate from current demand we are seeing thus far in the third quarter, combined with our plans in the second half to provide outsized value to consumers on cameras via our Plus subscription on gopro.com, our expectation is that sell-through for full year 2020 would be in a range of 3.6 million to 3.8 million cameras, up nearly 25% from our previously stated range of 2.8 million to 3.2 million cameras.

We expect increasing sell-through demand to result in higher sell-in for the second half. We expect to be profitable in the third and fourth quarter of 2020 driven by higher demand, combined with lower operating expenses. In addition, we expect strong cash flow from operations in the second half. We expect cash to be approximately $130 million in Q3, after repaying the $30 million draw on the ABL and to end the year at approximately $200 million.

The following table shows our third quarter 2020 guidance.

Third Quarter 2020 Guidance

Q3 2020 Guidance
Revenue	$220M - $250M
Unit sell-through	900 K
Street ASP	~$300
Non-GAAP gross margin	35% +/- 50 bps
Non-GAAP net income per share	$0.01 - $0.07

Assuming we sell-through at the mid-point of the range in 2020, we expect to exit 2020 with channel inventory between 500,000 and 600,000 units compared to the more than 1.4 million units we exited with in 2019. This implies that we would sell-in approximately 2.8 to 3.0 million cameras in 2020, which is a 30% increase from what we shared on our last earnings call which was in a range of 2.1 to 2.3 million cameras.

We expect camera mix to continue at the high-end, thereby increasing ASPs in the remainder of 2020, and we expect to continue to increase ASP's into 2021 primarily due to a higher percentage of our business being on gopro.com. Specifically, we expect third quarter ASP to be $300, which is flat sequentially and a 10% increase over the third quarter of 2019. And we expect ASP to increase into the fourth quarter of 2020.

We expect 2020 operating expenses to be between $295 million to $305 million for the year, which is up slightly from our prior guidance due primarily to variable selling costs, such as credit card fees, related to expected increases in direct sales revenue as well as digital marketing. We expect operating expenses to be approximately $144 million plus or minus $5 million in the second half of 2020.

We continue to target gross margins in our long-term operating model to be in the 38% to 40% range as a result of both new products and a higher proportion of sales and channel mix to be from gopro.com. We expect margins to be 35% +/- 50 basis points in Q3 and 38% +/- 50 basis points in Q4, and we continue to believe we can grow margins over 2020 levels in 2021. The third quarter margin will be slightly lower due to a higher proportion of revenue from distributors as channel inventory normalized in Q2. The fourth quarter will be impacted by 50 basis points due to tariff related costs on products being produced in China. We believe we can produce cameras for the U.S. market in a tariff free zone in late Q4 to alleviate these costs in 2021.

We expect the revenue mix from gopro.com to increase significantly over the slightly above 10% reported in 2019, to approximately 40% to 45% of revenue in 2020, and we expect GoPro.com to represent the majority of revenue in 2021. As a percentage of revenue, we expect gopro.com to be in a range of 36% to 40% in Q3 due to a slightly higher mix of sales to distributors and retailers who depleted channel inventory in the second quarter. And, we expect gopro.com to represent approximately 40% to 45% of fourth quarter revenue.

As Nick noted above, we continue to expect to grow our Plus subscribers in 2020 and maintain our expected range of between 600,000 to 700,000 paid subscribers.

In closing, assuming we do not see a further erosion of consumer confidence due to the pandemic, our expectation is that we will be profitable in the second half of 2020 and nearly break-even to profitable for full year 2020. We expect to grow both revenue and profitability in 2021 thanks to our lower operating expense model and improved margins from our direct-to-consumer business. Demand for GoPro is proving to be resilient during the pandemic and we believe that our direct-to-consumer approach will continue to reveal the earnings leverage of our business in 2021.

Thank you for taking the time to read GoPro’s Q2 Earnings Report.